Exhibit 99.2
Following is a list of each executive officer, director or person controlling China Satellite Communications Corporation (“ChinaSat”) setting forth the business address, present principal employment (and the name and address of any corporation or organization in which such employment is conducted) and citizenship of each person.

Principal Employment
Name	Position with ChinaSat	and Business Address	Citizenship
Wu Jinfeng	General Manager	ChinaSat Building A, Lanhua International Plaza, No. 19 Anhuibeili Anyuan, Chaoyang District, Beining, China	Chinese